North America Structured Investments 1.92yrNC3m NDXT/RTY/SPX Callable Contingent Interest Notes The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: Guarantor: Minimum Denomination: Underlyings: Pricing Date: JPMorgan Chase Financial Company LLC JPMorgan Chase & Co. $1,000 Nasdaq - 100 ® Technology Sector Index SM , Russell 2000 ® Index and S&P 500 ® Index February 7, 2025 Contingent Interest Rate: At least 10.60%* per annum, paid monthly at a rate of at least 0.88333%*, if applicable Preliminary Pricing Supplement: Estimated Value: http://sp.jpmorgan.com/document/cusip/48136BWE7/doctype/Product_Termsheet/document.pdf The estimated value of the notes, when the terms of the notes are set, will not be less than $950.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Early Redemption We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the first, second and final Interest Payment Dates) at a price, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the immediately preceding Review Date. If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least three business days before the applicable Interest Payment Date on which the notes are redeemed early. Payment at Maturity If the notes have not been redeemed early and the Final Value of each Underlying is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date. If the notes have not been redeemed early and the Final Value of any Underlying is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Least Performing Underlying Return) If the notes have not been redeemed early and the Final Value of any Underlying is less than its Trigger Value , you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Hypothetical Payment at Maturity** Least Performing Underlying Return Payment at Maturity (assuming 10.60% per annum Contingent Interest Rate) $1,008.8333 60.00% January 7, 2027 January 12, 2027 Final Review Date: Maturity Date: $1,008.8333 40.00% Monthly Review Dates: $1,008.8333 20.00% With respect to each Underlying, an amount that represents 75.00% of its Initial Value Interest Barrier : $1,008.8333 5.00% With respect to each Underlying, an amount that represents 70.00% of its Initial Value 48136BWE7 Trigger Value : CUSIP: 0.00% $1,008.8333 - 5.00% $1,008.8333 - 20.00% $1,008.8333 - 25.00% $1,008.8333 - 25.01% $1,000.0000 - 30.00% $1,000.0000 - 30.01% $699.9000 - 40.00% $600.0000 - 50.00% $500.0000 - 60.00% $400.0000 - 80.00% $200.0000 - 100.00% $0.0000 This table does not demonstrate how your interest payments can vary over the term of your notes. Contingent Interest *If the notes have not been previously redeemed early and the closing level of each Underlying on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $8.8333 (equivalent to a Contingent Interest Rate of at least 10.60% per annum, payable at a rate of at least 0.88333% per month). **The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until redeemed early . These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market . If these fees and expenses were included, the hypothetical payments shown above would likely be lower . J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

North America Structured Investments 1.92yrNC3m NDXT/RTY/SPX Callable Contingent Interest Notes ● Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. ● The notes do not guarantee the payment of interest and may not pay interest at all. ● Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. ● The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes. ● You are exposed to the risk of decline in the value of each Underlying. ● Your payment at maturity will be determined by the Least Performing Underlying. ● The benefit provided by the Trigger Value may terminate on the final Review Date. ● The optional early redemption feature may force a potential early exit. ● No dividend payments or voting rights. ● JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ® Index. ● The notes are subject to the risks associated with small capitalization stocks with respect to the Russell 2000 ® Index. ● The notes are subject to risks associated with the technology sector with respect to the Nasdaq - 100 ® Technology Sector Index SM . ● The notes are subject to risks associated with non - U.S. securities with respect to the Nasdaq - 100 ® Technology Sector Index SM . ● As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks Selected Risks (continued) ● The estimated value of the notes will be lower than the original issue price (price to public) of the notes. ● The estimated value of the notes is determined by reference to an internal funding rate. ● The estimated value of the notes does not represent future values and may differ from others’ estimates. ● The value of the notes, which may be reflected in customer account statements, may be higher than the then - current estimated value of the notes for a limited time period. ● Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as "JPMS"), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. ● Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. ● The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement, Annex A to the prospectus addendum and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement, as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com